EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: July 31, 2025	BRENT HANDLER

/s/ Brent Handler
	Name:	Brent Handler

BRADLEY HANDLER

/s/ Bradley Handler
	Name:	Bradley Handler